EXHIBIT 5.2

OPINION OF COUNSEL

Snell & Wilmer L.L.P.
600 Anton Boulevard
Suite 1400
Costa Mesa, California 92626-7689
TELEPHONE: (714) 427-7000
FACSIMILE: (714) 427-7799

March 24, 2011

Oramed Pharmaceuticals Inc.
Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, 91390, Israel

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Oramed Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed resale by the selling stockholders named in the prospectus made part of the Registration Statement (collectively, the “Selling Stockholders”) of up to 13,993,217 shares of the Company’s common stock (the “Shares”), comprised of (i) 10,028,000 Shares (the “Outstanding Shares”) that were purchased by certain of the Selling Stockholders in transactions with the Company pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); and (ii) 3,965,217 shares of common stock (the “Warrant Shares”) which may be issued to certain of the Selling Stockholders upon the exercise of issued and outstanding warrants to purchase shares of the Company’s common stock (the “Warrants”), as more specifically described in the prospectus made part of the Registration Statement.

On March 8, 2011, the Company adopted a Plan of Conversion (“Plan of Conversion”) pursuant to which the Company converted from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, as amended, and Section 92A.120 of the Nevada Revised Statutes, as amended (the “Conversion”).  In connection with the Plan of Conversion, the Company filed a Certificate of Conversion dated March 8, 2011 with the Secretary of State of the State of Delaware on March 10, 2011, and Articles of Conversion (the “Articles of Conversion”), dated March 8, 2011, with the Secretary of State of the State of Nevada on March 10, 2011.

In connection with rendering this opinion, we have examined the Plan of Conversion and the Articles of Conversion.  We have also examined and relied upon the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures not witnessed, the authenticity of all documents, instruments and certificates submitted to us as originals or copies or unexecuted forms, and the exact conformity with the executed originals of all documents, instruments, and certificates submitted to us as copies or unexecuted forms.  We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures.  As to various questions of fact material to our opinion, we have relied upon statements or certificates of public officials, certificates of officers or representatives of the Company and others.

March 24, 2011

In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation; the Company’s Bylaws; the Registration Statement and related prospectus; and such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The law covered by the opinions expressed herein is limited to the laws of the State of Nevada.  This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that (i) the Articles of Conversion were duly filed with the Secretary of State of the State of Nevada, (ii) the Plan of Conversion is effective under the laws of the State of Nevada, (iii) immediately prior to the filing of the Articles of Conversion with the Secretary of State of the State of Nevada, the Outstanding Shares were validly issued, fully paid and non-assessable, (iv) immediately prior to the filing of the Articles of Conversion with the Secretary of State of the State of Nevada, the Warrants were valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, and (v) the Warrant Shares, if sold, paid for and issued as contemplated by the terms of the Warrants immediately prior to the filing of the Articles of Conversion, would have been validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Nevada, including such laws as set forth in Chapters 78 and 92A of the Nevada Revised Statutes, applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.  We assume no obligation to supplement this letter if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

March 24, 2011

We are furnishing this opinion to the Company solely in connection with the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm’s name under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.  This opinion is furnished by us, as special Nevada counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose; provided, however, we understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

Snell & Wilmer L.L.P.

/s/ Snell & Wilmer L.L.P.